For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

312/867-0848

ENTERTAINMENT GAMING ASIA TO LIST ON THE NASDAQ CAPITAL MARKET

Hong Kong – December 20, 2012 – Entertainment Gaming Asia Inc. (NYSE MKT: EGT) (“Entertainment Gaming Asia” or “the Company”), a leading gaming company focused on emerging gaming markets in Pan-Asia, today announced that it has been approved for listing on the NASDAQ Capital Market under its current ticker “EGT.” Trading on the NASDAQ Capital Market is expected to commence on December 31, 2012. The Company’s common stock will continue to trade on the NYSE MKT until the market close on December 28, 2012.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “We are pleased to announce our listing on the NASDAQ Capital Market. We believe that the move to the NASDAQ will provide shareholders strong execution and improved potential liquidity through NASDAQ's advanced trading technologies. Further, we believe that it will afford us greater visibility within the investment community, facilitating new opportunities to expand our institutional shareholder base. We are proud to join the impressive list of gaming companies already traded on the NASDAQ exchange.”

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NYSE MKT: EGT) is a leading gaming company in Pan-Asia engaged in the development and operation of casinos and gaming venues in the Indo-China region under its “Dreamworld” brand as well as the leasing of electronic gaming machines on a participation basis to the gaming industry.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos through its wholly-owned subsidiary Dolphin Products in Australia.  For more information please visit www.EGT-Group.com.

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EGT to List on the NASDAQ Capital Market, 12/20/2012	page 2

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for enhancing liquidity, improving visibility and investor recognition, and broadening exposure of the stock to institutional investors of Entertainment Gaming Asia. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks set forth in Entertainment Gaming Asia’s annual report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 30, 2012 and subsequently filed quarterly reports on Form 10-Q. Entertainment Gaming Asia cautions readers not to place undue reliance on any forward-looking statements. Entertainment Gaming Asia does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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